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     FORM 4                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
----------------                                     Washington, D.C. 20549                             ----------------------------
                                                                                                        OMB Number:        3235-0287
/  /  Check this box if no                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Expires:  September 30, 1998
      longer subject to                                                                                 Estimated Average burden
      Section 16, Form 4 or                                                                             hours per response.......0.5
      Form 5 obligations                                                                                ----------------------------
      may continue.
      See Instruction 1 (b)

      (Print or Type Responses)

                                         Filed pursuant to Section 16(a) of the Securities
                                         Exchange Act of 1934, Section 17(a) of the Public
                                       Utility Holding Company Act of 1935 or Section 30 (f)
                                               of the Investment Company Act of 1940
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1. Name and Address of Resorting          2. Issuer Name and Ticker Trading Symbol          3. Relationship of Reporting Person(s)
   Person*                                                                                     to Issuer
                                                                                               (Check all applicable)
   Renaissance Capital Growth                Integrated Security Systems, Inc. (IZZI)           ___ Director      _X_ 10% Owner
   & Income Trust PCL                                                                           ___ Officer       ___ Other (Specify
                                                                                                    (give             below)
                                                                                                    title
                                                                                                    below
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(Last)   (First)   (Middle)               3. IRS or Social      4. Statement for
                                             Security Number       Month/Year
                                             of Reporting
                                             Person
                                             (Voluntary)         August 2001
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8080 N. Central Expressway
Suite 210 LB-59
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       (Street)                                                 5.  If Amendment            7. Individual or Joint/Group
                                                                    Date of Original           Filing (check applicable line)
                                             75-2533518             (Month/Year)
Dallas     TX     75206-1857                                                                   _X_  Form filed by One Reporting
                                                                                                    Person
                                                                                               ____ Form filed by More than One
                                                                  November 1998                     Reporting Person
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(City)     (State)     (Zip)

                         Table I -- Non - Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Type of Security       2. Trans-    3. Trans-       4. Securities Acquired      5. Amount of        6. Owner-       7. Nature of
   (Instr. 3)                action       action          (A) or Disposed of (D)      Securities          ship            Indirect
                             Date         Code            (Instr. 3, 4 and 5)         Beneficially        Form:           Beneficial
                             (Month/      (Instr. 8)                                  Owned at            Direct          Owner-
                             Date/                                                    End of Month        (D) or          Ship
                             Year)                                                    (Instr. 3           Indirect (I)    (Instr. 4)
                                                                                      and 4)              (Instr.4)
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                                                                   (A)
                                       Code      V      Amount     or       Price
                                                                   (D)
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Common Stock                                                                          393,259             D
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REMARKS: Renaissance Capital Growth & Income Trust PLC is the beneficial owner of more than 10% of Company's common stock on a fully converted basis. The Investment Advisor is Renaissance Capital Group, Inc., which is also Investment Manager for Renaissance
US Growth and Income Fund III, Inc. Renaissance US Growth and Income Fund III, Inc. also owns securities of Integrated Security
Systems, Inc.
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Reminder: Report on a separate line each class of securities beneficially owned directly or indirectly. (Over)
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* If the form is filed by more than one reporting person, see Instruction 5(b)(v). SEC 1474 (7-96)
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FORM 4 (continued)        Table II --- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g..puts, calls, warrants, options, convertible securities)
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1. Title of Deriva-     2. Conver-      3. Trans-     4. Trans-     5. Number of      6. Date Exer-    7. Title and      8. Price of
   tive Security           sion or         action        action        Derivative        cisable          Amount of         Deriv-
   (Instr. 3)              Exercise        Date          Code          Securities        and              Underlying        ative
                           Price of                      (Instr.       Acquired          Expiration       Securities        Secur-
                           Deri-           Month/        8)            (A) or            Date             (Instr. 3         ity
                           vative          Date/                       Disposed          (Month/Day/      and 4)            (Instr.
                           Security        Year)                       of (D)            Year)                              5)
                                                                       (Instr. 3,
                                                                       4 and 5)
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                                                                                        Date     Expira-          Amount
                                                                                        Exer-    tion     Title   or Number
                                                                                        cisable  Date             of Shares
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                                                      Code     V       (A)      (D)
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Warrants                                                                                                                      $1.75
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Warrants                                                                                                                      $0.80
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Warrants                                                                                                                      $0.80
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Warrants                                                                                                                      $0.549
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$150,000 Series D Preferred                                                                                                   $0.80
Stock
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Warrants                                                                                                                      $1.00
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Series F Cumulative
Preferred Stock                                                                                                               $0.20
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Series G Cumulative
Preferred Stock                                                                                                               $0.20
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Series G Cumulative
Preferred Stock               $0.20        07/27/01     P             375,000                               Common    375,000 $0.20
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Series F Cumulative
Preferred Stock               $0.20        07/27/01     P             125,000                               Common    125,000 $0.20
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9. Number of 10. Ownership 11. Nature of derivative Form of Indirect  Securities
Derivative Beneficial Beneficilly Security: Ownership Owned Direct (D) (Instr.4)
at    End    of    or     Indirect     Month     (I)     (Instr.4)     (Instr.4)
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12,500                                                                         D
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125,000                                                                        D
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181,818                                                                        D
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364,299                                                                        D
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187,500                                                                        D
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2,589,945                                                                      D
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17,129,126                                                                     D
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375,000                                                                        D
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125,000                                                                        D
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Explanation  of  Responses:  Renaissance  US Growth and Income  Trust PLC is the
beneficial  owner of more  than  10% of the  Company's  common  stock on a fully converted  basis.  On July 27, 2001,  Renaissance US Growth and Income Trust PLC
purchased 3,000 shares of the Company's Series G Cumulative  Preferred Stock and
1,000  shares  of  the  Company's  Series  F  Cumulative  Preferred  Stock.  The
Investment Manager is Renaissance  Capital Group, Inc., which is also Investment
Advisor  for  Renaissance  Capital  Growth & Income Fund III,  Inc.  Renaissance
Capital  Growth & Income Fund III,  Inc.,  also owns  securities  of  Integrated
Security Systems, Inc.
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                                                                                Russell  Cleveland,  President & CEO,
                                                                                Renaissance  Capital Growth & Income Fund III, Inc.
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                                                                                 /S/                          September 17, 2001
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**  Intentional misstatements  or omissions of facts                            **Signature  of Reporting
constitute Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)
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Note: File three copies of this Form, one of which must be manually  signed.  If
space   is   insufficient,   See   Instruction   6   for   procedure.   Page   2
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Potential persons who are to respond to the collection of information  contained
SEC 1474  (7-96)  in this  form are not  required  to  respond  unless  the form
displays  a  currently  valid  OMB  Number.  1997(C)  ProFormWare   561-447-6684
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